Exhibit 10.3

FAMILY DOLLAR STORES, INC.

2006 INCENTIVE PLAN

2006 Non-Qualified Stock Option Grant Program

1.                                      Purpose

Family Dollar Stores, Inc. (together with its Affiliates, the “Company”) is adopting for the benefit of eligible individuals the Family Dollar Stores, Inc. 2006 Incentive Plan (the “Plan”), which is intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of such individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.  The terms and provisions of the 2006 Non-Qualified Stock Option Grant Program (the “2006 Option Program Terms”) have been approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) to establish the terms and provision applicable to all awards of an option (the “Option”) and shall be applicable to all awards to purchase Common Stock of the Company pursuant to the provisions of the Plan, subject to the adoption by the Compensation Committee of other terms and provisions for the award of Options.

The 2006 Option Program Terms are adopted pursuant to relevant provisions of the Plan and are to be interpreted and applied in accordance with the terms and provisions thereof.  Specifically, the 2006 Option Program Terms provide for the grant of Options under Article 7 of the Plan and, with respect to Associates in the position of Vice President or above, the grant of Qualified Performance-Based Awards under Article 14 of the Plan.  Unless otherwise provided herein, capitalized terms used in these 2006 Option Program Terms will have the meaning given such terms in the Plan.  If there is any conflict between these 2006 Option Program Terms and the Plan, the terms and provisions of the Plan shall control.

2.                                      Eligibility

The Compensation Committee of the Board (the “Committee”) or, if the Committee so delegates such authority, the Equity Award Committee of the Company, will determine annually which Associates are eligible to receive Options under these 2006 Option Program Terms.

3.                                      Vesting Provisions

Each Option shall vest and become exercisable in three (3) annual installments commencing two years from the Grant Date if the Associate remains employed with the Company through each of the vesting dates as follows:

Vesting Date	Maximum Percentage of Option Shares that Are Exercisable

2nd anniversary of Grant Date	Forty Percent (40%)
3rd anniversary of Grant Date	Seventy Percent (70%)
4th anniversary of Grant Date	One Hundred Percent (100%)

The right to purchase Shares pursuant to the Option shall be cumulative so that when the right to purchase additional Shares has vested pursuant to the schedule set forth above, such Shares or any part thereof may be purchased thereafter until the expiration of the Option.

4.             Effect of Termination of Employment on Vesting.

Termination of employment with the Company will affect the vesting of the Option depending on the reason for termination as follows:

•                  Death or Disability:  The Option shall become fully (100%) vested as of the date of the Associate’s death or Disability.

•                  Qualifying Retirement:  If an Associate ceases to be an employee of the Company due to a “Qualifying Retirement” from employment, Options granted to and held by the Associate at the date of such retirement shall continue to vest and be exercisable in accordance with the terms of the Plan and as set forth herein.  “Qualifying Retirement” shall mean the Associate’s voluntary termination of employment at age sixty or older after a period of at least ten (10) years of employment with the Company, or such earlier retirement date as may be approved by the Committee.  If, at any time within five (5) years after such Qualifying Retirement and the receipt of the vesting and extended exercise benefits provided pursuant to this paragraph, the Associate engages, directly or indirectly, in any of the following activities: (i) accepting employment with or serving as a consultant, advisor, officer, director, controlling shareholder or acting in any other capacity with an entity that is, at the time of such arrangement, in direct and substantial competition with or acting against the interest of the Company; (ii) employing or recruiting any person employed by the Company (or within six months of the termination of such employment) or being recruited by the Company for employment; (iii) disclosing or misusing any confidential information or material concerning the Company; or (iv) publicly disparaging the Company, its officers, directors, or employees; or, if any of these covenants shall be held invalid or unenforceable by a court, then all outstanding Options that would otherwise benefit from the vesting or exercise provisions set forth in this paragraph shall (a) be immediately forfeited and (b) any gain realized by the

Associate from exercising all or a portion of said Options shall be repaid to the Company within thirty days.

•                  Cause:  The Option shall immediately terminate and be forfeited as of the date of termination of employment for Cause, even if it had previously vested to any extent pursuant to the foregoing paragraphs prior to termination of employment.

•                  All Other Terminations: Any portion of the Option that was not already vested pursuant to paragraph 3 above as of the date of termination of employment shall terminate and be forfeited as of such date.

5.                                      Option Term.

Each Option granted by the Company shall expire on the earlier of either: (i) the close of business on the fifth anniversary of the Grant Date of such Option (the “Expiration Date”), as set forth in the applicable Option Award Agreement; or (ii) the following cancellation date depending on the reason for termination:

Reason for Termination	Cancellation Date

Qualifying Retirement	Expiration Date
Death or Disability	15 months from termination date
Cause	Termination date
All Other Terminations	90 days from termination date

For purposes of all Options, the employment termination date will be determined by the Company in its sole discretion based on the personnel records of the Company.

6.                                      Exercise Process.

The exercise of an Option shall be effective only upon compliance with such exercise procedures as may be established from time to time by the Company and only upon appropriate arrangement for the tender of payment to the Company on said date of the purchase price of the number of shares specified to be acquired.  Prior to exercise of an Option, the Associate shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company.

7.                                      Additional Rules

•                  These 2006 Option Program Terms cannot be changed or modified by a verbal communication or course of dealing but only by a written communication signed by the Chairman, Vice Chairman, and/or the Chief Executive Officer (“CEO”) of the Company or any officer designated by one of them.

•                  The Compensation Committee or the Chairman of the Company, as appropriate, will make all final decisions, rulings and interpretations under these 2006 Option Program Terms (subject to the Plan provisions which may require action by the Committee).  By participating in the Plan under these 2006 Option Program Terms, each Associate agrees that such decisions, rulings and interpretations will be final and that each Associate will be bound by them.  Each Associate further agrees that if and when any circumstances arise relating to these 2006 Option Program Terms which are not covered by this description of the Plan, the Associate will be bound by the final decision, ruling or interpretation of the Chairman and/or the Committee.

8.                                      Qualified Performance-Based Awards

Notwithstanding anything in these 2006 Option Program Terms to the contrary, awards of Options to any Associate who is a Vice President or above at the time of the award are intended to satisfy the Section 162(m) Exemption applicable to Qualified Performance-Based Awards under Article 14 of the Plan. All determinations under these 2006 Option Program Terms will be made by the Committee which, pursuant to Section 4.1 of the Plan, will consist of all the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code.